NOTIFICATION OF THE REMOVAL FROM LISTING AND
REGISTRATION OF THE STATED SECURITIES

The American Stock Exchange LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 15, 2009, pursuant to the provisions of Rule 12d2-2 (a) 17CFR240.12d2-2(a)(2)

The removal of UBS AG Principal Protected
Notes linked to the Russell 2000 Index,
maturing April 30, 2009 is being
effected because the Exchange knows or
is reliably informed that the entire class of this security was redeemed or paid at maturity or retirement on April 30, 2009.

The security was suspended by the
Exchange on April 30, 2009.